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                                                                     EXHIBIT 5.2

                        [IRELL & MANELLA LLP LETTERHEAD]




                                 August 3, 1999



GST Network Funding, Inc.
GST USA, Inc.
GST Telecommunications, Inc.
4001 Main Street
Vancouver, Washington  98663

         Re: 100-1/2% Senior Secured Discount Exchange Notes Due 2008 Covered by Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as bond counsel to GST Network Funding, Inc., a Delaware corporation (the "Company"), GST USA Inc., a Delaware corporation ("GST USA") and GST Telecommunications, Inc., a federally chartered Canadian corporation ("GST") in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed issuance by the Company of $500 million in aggregate principal amount at maturity of its 10 1/2% Senior Secured Discount Exchange Notes due 2008 (the "New Notes") in connection with the proposed exchange offer of $1,000 principal amount at maturity of the New Notes for each $1,000 principal amount at maturity of its outstanding 10 1/2% Senior Secured Discount Notes due 2008 (the "Old Notes"). The Old Notes are, and the New Notes will upon issuance be, covered by the indenture dated as of May 4, 1998 (the "Indenture") by and among the Company, GST USA, GST and the United States Trust Company of New York, as trustee (the "Trustee"). This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, in the form filed with the Commission; (ii) the Indenture; and (iii) a specimen form of a New Note. We also have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to
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GST Network Funding, Inc.
GST USA, Inc.
GST Telecommunications, Inc.
August 3, 1999
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certain facts material to this opinion, we have relied without independent verification upon oral or written statements and representations of officers and other representatives of the Company and others.

         Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and (ii) the New Notes are duly executed, attested, issued and delivered by duly authorized officers of the Company, and authenticated by the Trustee, all in accordance with the terms of the Indenture and the prospectus contained in the Registration Statement, against surrender and cancellation of a like principal amount at maturity of Old Notes, the New Notes issued by the Company will be (a) legally issued, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting creditors' rights generally, (ii) general principles of equity, whether such enforcement is considered in a proceeding in equity or at law and (iii) any applicable public policy considerations and (b) entitled to the benefits of the Indenture.

         We express no opinion as to the effect of any federal or other laws of Canada. To the extent such laws may be relevant, we have assumed without investigation that they are identical in all pertinent respects to the corresponding laws of the State of New York.

         We have assumed that issuance of the New Notes and the exchange of the New Notes for the Old Notes pursuant to the exchange offer contemplated by the Registration Statement have been duly authorized by each obligor. To the extent relevant to the opinions set forth above, we have also assumed that each party to the Indenture and the Notes is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that each such party is duly qualified to engage in the activities contemplated by the Indenture; that the Trustee is duly qualified and eligible under the terms of the Indenture to act as trustee thereunder; that the Indenture was duly authorized, executed and delivered by each party thereto; that the Indenture is a valid and binding obligation of the Trustee; that the Trustee is in compliance, generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture. We understand that certain of these assumptions, to the extent they pertain to the Company, GSTUSA or GST, are addressed in the opinion of Wilson Sonsini Goodrich & Rosati, P.C. which you are receiving concurrently herewith.

         This opinion is given in respect of the Indenture and the New Notes only, and we express no opinion as to the legality, validity or binding effect of any related document, instrument or agreement or any other matter beyond the matters expressly set forth herein.
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GST Network Funding, Inc.
GST USA, Inc.
GST Telecommunications, Inc.
August 3, 1999
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         We express no opinion with respect to compliance with state securities laws or as to the applicability to the obligations of the Company under the Indenture or the New Notes of Sections 547 and 548 of Title 11 of the United States Code or any applicable state law (including, without limitation, Article 10 of the New York Debtor & Creditor Law) relating to preference or fraudulent transfers.

         This opinion may not be used or relied upon by any other person and may not be otherwise disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent. However, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and prospectus and any amendments thereto. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.


                               Very truly yours,

                               IRELL & MANELLA LLP

                               /s/ Irell & Manella LLP


MSJ/KI